Exhibit 10.1

MUTUAL TERMINATION AGREEMENT

This MUTUAL TERMINATION AGREEMENT (the “Agreement ”) is made and entered into as of January 20, 2022, between BLUE RIDGE BANKSHARES, INC., a Virginia corporation (“BRBS”), and FVCBANKCORP, INC., a Virginia corporation (“FVCB”).

RECITALS

WHEREAS, BRBS and FVCB have entered into that certain Agreement and Plan of Reorganization, dated as of July 14, 2021 (the “Merger Agreement”). Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

WHEREAS, Section 7.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated by the mutual consent in writing of BRBS and FVCB.

WHEREAS, the Boards of Directors of BRBS and FVCB have determined that it is in the best interests of their respective companies and their respective shareholders to terminate the Merger Agreement in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. The parties hereto mutually agree to terminate the Merger Agreement, effective as of the execution of this Agreement, such agreement constituting the requisite mutual agreement and written consent required to terminate the Merger Agreement pursuant to Section 7.1(a) of the Merger Agreement and otherwise as may be required pursuant to applicable law.

2. BRBS and FVCB each agree that the Merger Agreement is hereby and forthwith void and without effect, and notwithstanding anything in the Merger Agreement (including Section 7.2 thereof) to the contrary, none of BRBS, FVCB, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement or the termination thereof, except that Section 5.2(c) of the Merger Agreement and the Confidentiality Agreement (as amended as set forth herein) shall survive such termination of the Merger Agreement.

3. The joint press release of BRBS and FVCB announcing the termination of the Merger Agreement pursuant to this Agreement is set forth on Exhibit A hereto. Each party agrees that the press release will be jointly issued at 5:00 p.m., Eastern Time, on January 20, 2022. For a period of two (2) years from and after the date of this Agreement, neither party shall make any public statements regarding the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement, except for statements that are consistent with those set forth in such press release, in the joint press release of BRBS and FVCB issued on November 4, 2021, or as required by applicable law.

4. Other than as BRBS or FVCB may determine is factually accurate and, based on advice of counsel, necessary (a) to respond to any legal or regulatory process or proceeding or (b) to give testimony or file any documents in any legal or regulatory proceeding, each of BRBS and FVCB, on behalf of itself and its Subsidiaries, officers and directors, agrees that for a period of two (2) years from and after the date of this Agreement, it will not, and will not authorize, induce or encourage any other person to, directly or indirectly, make any public or private statements or other communications that disparage, denigrate or malign the other party or its Subsidiaries or Representatives.

5. Within ten (10) business days of the date of this Agreement, each party shall redeliver to the other party or destroy all Evaluation Material (as defined in the Confidentiality Agreement) of the other party subject to and in accordance with paragraph 3 of the Confidentiality Agreement. Paragraph 8 of the Confidentiality Agreement is hereby amended as follows: the phrase “twelve (12) months from the date of this agreement” is deleted and replaced in its entirety with the phrase “twelve (12) months from the date of the Mutual Termination Agreement, dated as of January 20, 2022, between the parties”.

6. Each party hereby represents and warrants to the other party that (a) such party has full corporate power and authority to execute and deliver this Agreement, (b) the execution and delivery of this Agreement, the termination of the Merger Agreement and consummation of the other transactions contemplated hereby have been duly and validly approved by the Board of Directors of such party, (c) no other corporate proceedings on the part of such party are necessary to approve this Agreement or the termination of the Merger Agreement or to consummate the other transactions contemplated hereby and (d) this Agreement has been duly executed and delivered by such party and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity.

7. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors. Any agreement on the part of a party hereto to any extension or waiver of the Agreement shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9. BRBS and FVCB have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by BRBS and FVCB, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of a provision of this Agreement. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or an Exhibit of this Agreement unless otherwise indicated. Whenever the word “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. As used herein, the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

10. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by BRBS or FVCB (whether by operation of law or otherwise) without the prior written consent of the other (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by BRBS, FVCB and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

11. This Agreement, including the exhibits hereto, and the Confidentiality Agreement contain the entire agreement between BRBS and FVCB with respect to the matters referenced herein and, except as specifically set forth herein, supersedes all prior arrangements or understandings with respect thereto.

12. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

13. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (a) when personally delivered or delivered by e-mail (with confirmation); (b) on the date received if sent by commercial overnight delivery service; or (c) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to BRBS:

Brian K. Plum

President and Chief Executive Officer

Blue Ridge Bankshares, Inc.

1807 Seminole Trail

Charlottesville, Virginia 22911

E-mail: bplum@mybrb.com

with a copy to:

Scott H. Richter

Williams Mullen

200 S. 10th Street, Suite 1600

Richmond, Virginia 23219

E-mail: srichter@williamsmullen.com

If to FVCB:

David W. Pijor

Chairman and Chief Executive Officer

FVCBankcorp, Inc.

11325 Random Hills Rd., Suite 240

Fairfax, Virginia 22030

E-mail: dpijor@fvcbank.com

with a copy to:

Gregory F. Parisi

Troutman Pepper Hamilton Sanders LLP

401 9th Street, NW, Suite 1000

Washington, DC 20004

E-mail: gregory.parisi@troutman.com

14. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

15. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) it understands and has considered the implications of this waiver and (b) it makes this waiver voluntarily.

16. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

17. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BLUE RIDGE BANKSHARES, INC.

By:	/s/ Brian K. Plum
Brian K. Plum
President and Chief Executive Officer

FVCBANKCORP, INC.

By:	/s/ David W. Pijor
David W. Pijor
Chairman and Chief Executive Officer